Exhibit 5.1

599 LEXINGTON AVENUE

NEW YORK, NY 10022-6069

+1.212.848.4000

August 23, 2022

SPX Technologies, Inc.

6325 Ardrey Kell Road

Suite 400

Charlotte, NC 28277

Ladies and Gentlemen:

We are acting as counsel for SPX Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of the registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to a number of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) equal to $100,000,000, reserved for issuance under the SPX Retirement Savings and Stock Ownership Plan (the “Plan”) to be offered or sold pursuant to the Plan. In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;
(b)	The certificate of incorporation and by-laws of the Company, in each case as amended; and
(c)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that authorized but not previously issued Shares that may be delivered under the Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP
Shearman & Sterling LLP